Intermediate Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

August 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$125,248
Class B	$887
Class C	$3,516
Class F1	$10,057
Class F2	$6,458
Total	$146,166
Class 529-A	$6,558
Class 529-B	$108
Class 529-C	$1,011
Class 529-E	$279
Class 529-F1	$1,429
Class R-1	$175
Class R-2	$1,777
Class R-3	$2,589
Class R-4	$2,361
Class R-5	$993
Class R-6	$8,025
Total	$25,305

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2560
Class B	$0.1548
Class C	$0.1481
Class F1	$0.2478
Class F2	$0.2913
Class 529-A	$0.2437
Class 529-B	$0.1362
Class 529-C	$0.1379
Class 529-E	$0.2100
Class 529-F1	$0.2745
Class R-1	$0.1488
Class R-2	$0.1496
Class R-3	$0.2075
Class R-4	$0.2529
Class R-5	$0.2929
Class R-6	$0.3003

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	499,113
Class B	4,494
Class C	21,433
Class F1	42,395
Class F2	21,013
Total	588,448
Class 529-A	28,880
Class 529-B	627
Class 529-C	7,533
Class 529-E	1,451
Class 529-F1	5,654
Class R-1	1,243
Class R-2	11,864
Class R-3	12,659
Class R-4	9,801
Class R-5	3,641
Class R-6	32,436
Total	115,789

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.79
Class B	$13.79
Class C	$13.79
Class F1	$13.79
Class F2	$13.79
Class 529-A	$13.79
Class 529-B	$13.79
Class 529-C	$13.79
Class 529-E	$13.79
Class 529-F1	$13.79
Class R-1	$13.79
Class R-2	$13.79
Class R-3	$13.79
Class R-4	$13.79
Class R-5	$13.79
Class R-6	$13.79